Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS RELEASE

August 13, 2004

Yellow Roadway CEO Establishes 10b5-1 Trading Plan

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that Bill Zollars, Chairman, President and CEO of Yellow Roadway, has adopted a stock trading plan (“the plan”) in accordance with Rule 10b5-1 of the Securities Act of 1934. Mr. Zollars’ plan is a component of his overall tax and financial planning strategy that is designed to provide enhanced diversification and liquidity.

Rule 10b5-1 enables corporate officers and directors to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may be initiated only when the officers and directors are not in possession of material and non-public information. The rule allows individuals adopting such plans to sell shares over a specified amount of time, at specific prices in the future, even if subsequent material and non-public information becomes available to them.

Under the provisions of Mr. Zollars’ plan, up to 126,000 of the 397,417 stock options he currently holds may be exercised and sold. Mr. Zollars’ ownership of 103,220 shares of Yellow Roadway common stock is unaffected. Any transactions executed under the provisions of the plan, which is effective for nine months, will be reported through Form 4 filings with the Securities and Exchange Commission.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Analyst Contact:	Stephen Bruffett
Yellow Roadway Corporation
913.696.6108
steve.bruffett@yellowroadway.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com